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                                                                     EXHIBIT 5.1

                                LAW OFFICES OF
               GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP


July 29, 1998

Four Media Company
2813 West Alameda Avenue
Burbank, CA 91505



     Re:  Registration Statement on Form S-3
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Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 to be filed by Four Media Company (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 324,268 issued and outstanding shares of the Company's Common Stock, par value $.01 per share (the "Shares").

     As your counsel, we are familiar with the proceedings taken in connection with the authorization, issuance and delivery of the Shares, and we have examined such matters of fact and law as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to our firm under the caption "Legal Matters" in the Prospectus that is a part thereof.

                                        Respectfully submitted,

                                        GREENBERG GLUSKER FIELDS
                                        CLAMAN & MACHTINGER LLP